UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 8, 2016

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On September 8, 2016, a subsidiary of NextEra Energy Partners, LP (NEP) entered into a purchase and sale agreement with an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NEER) to acquire an indirect 24% interest in Desert Sunlight Investment Holdings, LLC (Desert Sunlight). Desert Sunlight owns two project entities, which together make up the Desert Sunlight Solar Energy Center, a 550 megawatt solar generation plant located in Riverside County, California. NEER, which currently owns 50% of Desert Sunlight, will remain the managing member upon completion of the transaction.

The terms of the purchase and sale agreement were unanimously approved by NEP’s conflicts committee, which is comprised of the independent members of the board of directors of NextEra Energy Partners GP, Inc., the general partner of NEP and an indirect wholly-owned subsidiary of NextEra Energy, Inc. The conflicts committee retained independent legal and financial advisors to assist in evaluating and negotiating the acquisition. In approving the acquisition, the conflicts committee based its decision, in part, on an opinion from its independent financial advisor.

NEP expects the transaction to close in the fourth quarter of 2016, subject to the satisfaction of customary closing conditions, for a purchase price of $218 million. The purchase price is subject to working capital adjustments. NEP intends to fund the purchase price through the net proceeds from an issuance of its common units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 8, 2016

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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